EXHIBIT 10.3

www.biolargo.com

Symbol: BLGO

January 10, 2008

Robert J. Szolomayer

830 North Avenue

Escondido, CA 92026

Re:	Consulting Services

Dear Bob:

This agreement (the “Agreement”) will confirm our agreement and understanding concerning consulting services you have agreed to provide to BioLargo, Inc., a Delaware corporation, and its subsidiaries (collectively, “BioLargo”).

1. Effective January 1, 2008, you will provide to BioLargo sufficient commercial business time, skill and attention, assistance, advice and support in order to fulfill the duties associated with your role in BioLargo’s business, including the development of corporate revenue opportunities and potential technology licensees and support as is ordinarily provided by a Director of Corporate Development, as BioLargo may request from time to time. Without limiting the generality of the foregoing, you will:

(a) undertake and perform the tasks assigned to you from time to time by BioLargo’s Chief Executive Officer;

(b) assist in the preparation of regular reports to BioLargo on the efforts expended and undertaken on each project assigned to or undertaken by you. You will maintain and make available to BioLargo upon request complete records for purchases, products, prices, analyses and such other matters as BioLargo may request from time to time; and

(c) take such action as may be customary and appropriate to protect, maintain and keep confidential any proprietary or confidential information of BioLargo, including without limitation all know how and information that may constitute a trade secret or otherwise confer strategic or competitive advantages to BioLargo and any and all customer or prospective customer information, by use of passwords, locked cabinets, identification of such information and materials as “Confidential” and other limits on access as may be customary or appropriate or set forth from time to time in BioLargo’s policies.

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Robert J. Szolomayer

January 10, 2008

2. Concurrently with the parties’ execution of this Agreement, you will execute and deliver to BioLargo the Non-Disclosure and Confidentiality Agreement attached hereto as Appendix A (the “Confidentiality Agreement”), the provisions of which are incorporated herein by this reference.

3. You represent, warrant and covenant to BioLargo that:

(a) You will devote sufficient business time, energy, interest, ability, and skill to the provision of the services to BioLargo provided for hereunder.

(b) You will not, for as long as you are providing services to BioLargo hereunder, directly or indirectly, promote, participate, or engage in any business activity that would interfere with the performance of your duties hereunder or which is competitive with BioLargo’s business, including, without limitation, any involvement as a shareholder, director, officer, employee, partner, party to a joint venture, consultant, advisor, individual proprietor, lender, or agent of any business, without the prior written consent of BioLargo.

(c) During the term of this Agreement and for a period of one year after the termination of this Agreement, you will not solicit, attempt to solicit, or cause to be solicited any customers of BioLargo for purposes of promoting or selling products or services which are competitive with those of BioLargo, nor will you solicit, attempt to solicit, or cause to be solicited any employees, agents, or other independent contractors of BioLargo to cease their relationship with BioLargo.

(d) Except upon the express written consent of BioLargo, you will have no authority, and shall not represent, suggest or imply that you have the authority, express or implied: (i) to bind BioLargo to any agreements or arrangements, written or oral; (ii) to make an offer or accept an offer on behalf of BioLargo; or (iii) to make representations, warranties, guaranties, commitments or covenants on behalf of BioLargo.

4. As full and complete payments for all services to be performed by you hereunder, you shall be entitled to receive the following:

(a) Base compensation (“Base Compensation”) in the amount of $7,500 per month, or such other amounts as the parties may agree, which amount shall be payable in cash on or before the 5th day of each calendar month while you are providing services to BioLargo pursuant to this Agreement; and

(b) In addition to payments pursuant to Paragraph 4(a) above, you shall be entitled to be paid a share, to be determined as described in Paragraph 4(c) hereof, of a commission pool (the “Commission Pool”) to be established and maintained by BioLargo. The Commission Pool shall be calculated annually on a calendar-year basis

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Robert J. Szolomayer

January 10, 2008

and be an amount of money equal to a percentage of the Net Licensing Revenue (as hereinafter defined) actually and indefeasibly earned and paid to BioLargo in the applicable calendar year by licensees or potential licensees (collectively, “Licensees”) in respect of intellectual property owned or controlled by BioLargo which is contemplated to be or actually is incorporated into an existing or new product (an “Eligible Product”). For purposes of this Agreement, the term “Licensing Revenue” shall mean all revenue actually and indefeasibly earned and paid to BioLargo at any stage of the evaluation, development, marketing or sale of an Eligible Product, less amounts that are payments to BioLargo associated with expense reimbursement (including without limitation research and development efforts), and past or ongoing work by BioLargo personnel (including without limitation consultations by our Chief Technology Officer); and the term “Net Licensing Revenue” shall mean Licensing Revenue minus all payments, reserves, set-asides or other obligations payable or paid by BioLargo to third parties in the form of commissions, finder’s fees and the like. BioLargo shall determine what constitutes Licensing Revenue and Net Licensing Revenue, both categorically and quantitatively, in its sole and absolute discretion. For each product evaluation, product development, licensing or other revenue-generating agreement with a Licensee (collectively, a “License Agreement”), a “License Agreement Period” shall be the 12-month period commencing on the date Licensing Revenue is first indefeasibly earned and paid to BioLargo by a Licensee pursuant to that License Agreement. The percentage of Net Licensing Revenue to be included in the Commission Pool shall be established by BioLargo for each License Agreement at the end of each 12-month period of the term of each License Agreement Period, or at such other times as BioLargo may determine in its sole and absolute discretion, within the following ranges varying from an amount not less than the following stated minimum percentages (the “Minimum Amount”) to an amount not more than the following stated maximum percentages (the “Maximum Amount”):

•	not less than 4% nor more than 7% of the Net Licensing Revenue actually and indefeasibly received by BioLargo in the first 12 months of the License Agreement Period for such License Agreement;

•	not less than 3% nor more than 5% of the Net Licensing Revenue actually and indefeasibly received by BioLargo in the second 12 months of the License Agreement Period for such License Agreement;

•	not less than 1% nor more than 3% of the Net Licensing Revenue actually and indefeasibly received by BioLargo in the third 12 months of the License Agreement Period for such License Agreement; and

•	not less than 0.75% nor more than 2% of the Net Licensing Revenue actually and indefeasibly received by BioLargo in the fourth 12 months,

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Robert J. Szolomayer

January 10, 2008

and for each 12 month period thereafter, of the License Agreement Period for such License Agreement.

Notwithstanding anything contained herein to the contrary, Licensing Revenue received only from Licensees that enter into License Agreements with the Company as a result of substantial effort by you (“Managed Relationships”) shall be included in the calculation of Net Licensing Revenue. The Company shall have the sole and absolute right to determine whether any particular business relationship between the Company and a Licensee is a Managed Relationship subject to inclusion in the Commission Pool provided for in this Paragraph 4(b).

(c) You shall be entitled to one half (1/2) of the aggregate Minimum Amounts included in the Commission Pool during each calendar year during the term of this Agreement. The remaining portion of such Minimum Amount, and any and all of amounts in the Commission Pool in excess of such aggregate Minimum Amounts up to the aggregate Maximum Amounts shall be paid to such persons and in such amounts as BioLargo shall determine in its sole and absolutely discretion.

(d) BioLargo shall pay all sums required to be paid from the Commission Pool in respect of each 12-month period of the Commission Pool within 90 days after the end of each such 12-month period. BioLargo may, in its sole and absolute discretion, but shall not be obligated to pay bonuses or other additional sums to you and may pay to persons other than yourself sums from the Commission Pool in excess of the Minimum Amounts thereof. Any amounts paid in excess of the aggregate Minimum Amounts shall be paid in such manner and such times as BioLargo may determine in its sole and absolute discretion.

5. This Agreement shall terminate on January 1, 2012, unless earlier terminated, with or without cause at any time, at the election either of BioLargo or you. Upon any such termination, no sums, other than reimbursements for business expenses incurred by you and not previously reimbursed, shall thereafter be due or payable to you. The provisions of Paragraphs 2, 3(c), 6, 9, 10, 11, 12, 14, 15, 16, 17 and 18 shall survive the termination of this Agreement.

6. You shall be entitled to receive an option (the “Option”) to purchase 1,200,000 shares (the “Shares”) of the Common Stock of BioLargo, upon the approval thereof by the Board of Directors of BioLargo, which approval shall be obtained prior to the execution of this Agreement or which shall be ratified effective the date of this Agreement. The Option shall be exercisable at the closing market price on the date of grant and shall expire five (5) years from the date of grant. The Option shall vest in four (4) equal installments commencing on the date of this Agreement and continuing on each of December 31, 2008, December 31, 2009 and December 31, 2010 (each, a “Vesting Date”); provided that no portion of the Option shall vest if you are not, on a Vesting

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Robert J. Szolomayer

January 10, 2008

Date, providing services to BioLargo pursuant to this Agreement. As a material inducement to BioLargo to grant to you the Option described in this Paragraph 6, you represent and warrant to BioLargo as follows:

(a) You have, by reason of your business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that you are capable of (i) evaluating the merits and risks of an investment in the Options or in the Common Stock issuable upon exercise thereof and making an informed investment decision; (ii) protecting your own interest; and (iii) bearing the economic risk of such investment for an indefinite period of time.

(b) You are an “accredited purchaser” as that term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “1933 Act”), a copy of which is attached hereto as Appendix B and incorporated herein by this reference.

(c) You are acquiring the Option and will acquire the Shares issuable upon the exercise of the Option for investment for your own account, and not with a view toward distribution thereof, and with no present intention of dividing your interest with others or reselling or otherwise disposing of all or any portion of the Option or the Shares issuable upon exercise of the Option. You have not offered or sold a participation in the Option or the Shares issuable upon exercise of the Option, and will not offer or sell any interest therein. You further acknowledge that you do not have in mind any sale of the Option or the Shares issuable upon exercise of the Option currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined events or consequence; and that you have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the Option or the Shares issuable upon exercise of the Option and are not aware of any circumstances presently in existence that are likely in the future to prompt a disposition thereof.

(d) You acknowledge that the Option and the Shares issuable upon exercise of the Option have been offered to you in direct communication between yourself and BioLargo and not through any advertisement of any kind.

(e) You acknowledge that BioLargo has given you access to all information relating to the BioLargo’s business that you have requested and that you have had access to BioLargo’s periodic reports filed with the Securities and Exchange Commission. You acknowledge that you have sufficient knowledge, financial and business experience concerning the affairs and conditions of BioLargo so that you can make a reasoned decision as to this investment in BioLargo and is capable of evaluating the merits and risks of this investment. Based on the foregoing, you hereby agree to indemnify BioLargo and the officers, directors and employees thereof harmless against all liability, costs or expenses (including reasonable attorneys’ fees) arising by reason of or in connection with any misrepresentation or any breach of your warranties, or arising as a result of your

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Robert J. Szolomayer

January 10, 2008

acquisition, sale or other distribution of the Option or the Shares issuable upon exercise of the Option in violation of the 1933 Act, the Securities Exchange Act of 1934 Act, as amended, or any other applicable law, either federal or state. The representations and warranties contained herein shall be binding upon your heirs, legal representatives, successors and assigns.

(f) You are aware of the restrictions of transferability of the Option and the Shares issuable upon exercise of the Option and further understand and acknowledge that any certificates evidencing the Option or the Shares issuable upon exercise of the Option will bear a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED FOR SALE UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR SALE UNDER ALL APPLICABLE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, ANY SUCH OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.

(g) You understand that following the Options or the Common Stock issuable upon exercise thereof they may only be disposed of pursuant to either (i) an effective registration statement under the 1934 Act, or (ii) an exemption from the registration requirements of the 1933 Act. BioLargo has neither filed such a registration statement with the SEC or any state authorities nor agreed to do so.

7. To the extent you are specifically authorized by BioLargo’s Chief Executive Officer or its Board of Directors to make expenditures to carry out your duties hereunder, BioLargo shall reimburse you for the actual costs you incur therefor, subject to receipt of such documentation and other information as BioLargo may reasonably request or require in accordance with its policies in effect from time to time. Reimbursement for each qualifying expense shall be made on the last day of the calendar month following the month in which a receipt for payment by you of such expense item and any and all other documentation which BioLargo may reasonably require regarding the expense item was submitted to BioLargo.

8. You will be retained by BioLargo only for the purposes and to the extent set forth in this Agreement, and your relation to BioLargo, during the term of this Agreement, shall be that of an independent contractor. You will not be deemed to be an

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Robert J. Szolomayer

January 10, 2008

employee of BioLargo for any purpose whatsoever and shall have no right to seek employment or be retained as an independent contractor for any specific period of time or any period of time at all.

9. Remedies at law shall be deemed to be inadequate for any breach of any of the covenants of this Agreement, and BioLargo shall be entitled to injunctive relief in addition to any other remedies it may have in the event of such breach.

10. You will be solely responsible for any and all income and other taxes that may be due to any state, local or federal governmental authorities in respect of any sums paid to you hereunder. You acknowledge that BioLargo shall not make any withholdings from payments to you hereunder. You shall indemnify, save and hold BioLargo harmless from and against all loss, cost or expense of any kind or nature in connection with your discharge of your obligations pursuant to this paragraph.

11. No amendment, modification, supplement, termination, or waiver of any provision in this Agreement, and no consent to any departure therefrom, shall be effective unless in writing and signed by both you and BioLargo and then only in the specific instance and for the specific purpose given.

12. Any notices required or permitted to be given in writing will be deemed received when personally delivered or delivered by facsimile transmission or, if earlier, three (3) days after mailing by United States mail, postage prepaid. Notice to BioLargo is valid if sent to BioLargo’s principal place of business and notice to you is valid if sent to you at the address in BioLargo’s records. You and BioLargo may change your respective address only by notice given to the other in the manner set forth herein.

13. This Agreement may be executed in two or more counterparts, and the counterparts, taken together, shall constitute one original. Executed copies of this Agreement and any amendments or modifications thereto may be delivered by facsimile transmission in lieu of an original.

14. This Agreement, including the rights and obligations hereunder, shall not be assigned, delegated or transferred by you without the prior written consent of BioLargo.

15. This Agreement (together with the appendices hereto) shall comprise the complete and integrated agreement of BioLargo and you, and shall supersede all prior agreements, written or oral, on the subject matter hereof.

16. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to conflicts of law principles.

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Robert J. Szolomayer

January 10, 2008

17. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall be, as to that jurisdiction only, inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of those provisions in any other jurisdiction, and to this end the provisions of this Agreement shall be severable.

18. If there is any litigation or other dispute arising as a result of or by reason of the agreements in this Agreement, the prevailing party in any such litigation or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys’ fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full.

If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing the enclosed copy of this Agreement in the space provided and returning it to the undersigned.

Very truly yours,
BIOLARGO, INC.

By:	/s/ Dennis Calvert
Dennis Calvert,
Chief Executive Officer

ACCEPTED AND AGREED effective this 1st day of January, 2008

By:	/s/ Robert J. Szolomayer

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Appendix A

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (“Agreement”) dated as of January 1, 2008 is entered in by and between BioLargo, Inc. (the “Company”) and Robert Szolomayer (the “Consultant”), and sets forth the terms and conditions on which Company is willing to disclose certain material non-public information about the Company.

1. Purpose. In connection with his retention as a consultant to the Company pursuant to an agreement dated as of even date (the “Consulting Agreement”), the Company may disclose to the Consultant certain confidential technical and business information which the Company requires the Consultant to treat as confidential.

2. Definition. “Confidential Information” means any information disclosed to the Consultant by the Company, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation documents, prototypes and forecasted financial information. Confidential Information may also include information disclosed to the Company by third parties. Confidential Information shall not, however, include any information which the Consultant can establish by written documentation (i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Consultant by the Company; (ii) becomes publicly known and made generally available after disclosure to the Consultant by the Company through no action or inaction of the Consultant; (iii) is in the possession of the Consultant, without confidentiality restrictions, at the time of disclosure by the Company as shown by the Consultant’s files and records immediately prior to the time of disclosure; (iv) is developed independently of the Confidential Information, as shown by written records prepared contemporaneously with such independent development; or (v) is disclosed pursuant to the requirement of a United States government agency or judicial body, provided that the Consultant shall provide reasonable advice notice thereof to enable the Company to seek a protective order or otherwise prevent such disclosure.

3. Non-use and Non-disclosure. The Consultant agrees not to use any Confidential Information for any purpose except within the proper scope of his duties pursuant to the Consulting Agreement. The Consultant agrees not to disclose any Confidential Information to third parties, except to those individuals who, with the prior written consent of the Company, are designated as authorized to receive such Confidential Information in order for the Consultant to perform his duties and obligation sunder the Consulting Agreement. The Consultant agrees that each third party receiving any Confidential Information will enter into a separate Non-Disclosure Agreement with the Company.

4. Maintenance of Confidentiality. The Consultant agrees that it shall take all commercially reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Consultant shall take at least those measures that the Consultant takes to protect its own confidential information of a similar nature and shall have its employees or advisors who have access to Confidential Information sign a non-use and non-disclosure agreement in content substantially similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. The Consultant shall immediately notify the Company in the event of any unauthorized use or disclosure of any Confidential Information.

5. No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. COMPANY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

6. Return of Materials. All documents and other tangible objects containing or representing Confidential Information which are in the possession of the Consultant shall be and remain the property of the Company and shall be promptly returned to the Company upon request for any reason or for no reason.

7. Work Made for Hire.

(a) Consultant and/or designates of the Consultant shall promptly and fully inform the Company of, and disclose to the Company , any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, know-how, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and discoveries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrightable, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Consultant develops, makes, creates, conceives or reduces to practice during the term of the Consulting Agreement, whether alone or in collaboration with others (collectively, “Invention Ideas”). Consultant hereby assigns to the Company exclusively in perpetuity throughout the world all right, title and interest (choate or inchoate) in (i) the Invention Ideas, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively “Intellectual Property”). All copyrightable Invention Ideas are intended by Consultant to be a “work- made-for-hire” by Consultant for Company and owned by Company pursuant to Section 201 (b) of Title 17 of the United States Code.

(b) Consultant shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to obtain patent or copyright registration on all Invention Ideas and Intellectual Property , and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright and/or patent application or issued patent, and do all things necessary or requested by the Company, in order to enable Company to ultimately and finally obtain and enforce full and exclusive title to all Invention Ideas and Intellectual Property and all rights assigned pursuant to this Section 7. Consultant hereby appoints the Company as Consultant’s irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Consultant.

(c) If for any reason the foregoing assignment is determined to be unenforceable Consultant grants to Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sub-licensable right and license to exploit and exercise all such Invention Ideas and Intellectual Property.

(d) Because of the difficulty of establishing when Consultant first conceives of or develops Intellectual Property, proprietary rights or work product or whether such Intellectual Property, proprietary rights or work product results from access to Company’s confidential and proprietary information or equipment, facilities or data, Consultant agrees that any Intellectual Property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Consultant or with the aid of Consultant within one year after the normal termination of Consultant’s employment with Company. Consultant can rebut that presumption if

Consultant proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Consultant’s employment with and by Company; (ii) was conceived or developed entirely on Consultant’s own time without using Company’s equipment, supplies, facilities or confidential and proprietary information; and (iii) did not result from any work performed by Consultant for or on behalf of Company.

(e) Consultant acknowledges that there is no intellectual property, proprietary right or work product that Consultant desires not to be deemed Invention Ideas or Intellectual Property and thus to exclude from the above provisions of this Agreement. To the best of Consultant’s knowledge, there is no other existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Consultant and any other person or entity.

(f) This Section 7 shall not operate to require Consultant to assign to Company any of Consultant’s rights to inventions, intellectual properties or work products that would not be assignable under the provisions of California Labor Code Section 2870. Consultant represents and warrants to Company that this paragraph constitutes Company’s written notification to Consultant of the provisions of Section 2870 of the California Labor Code, and Consultant represents and warrants to Company that Consultant has reviewed Section 2870 of the California Labor Code.

8. Unfair Competition and Protection of Proprietary Information.

(a) Consultant shall not at any time (including after Consultant’s employment with Company terminates) divulge, furnish or make accessible to anyone any of Company’s Proprietary Information, or use in any way any of Company’s Proprietary Information other than as reasonably required to perform Consultant’s duties under this Agreement. Consultant shall not undertake any other acts or omissions that would reduce the value to Company of Company’s Proprietary Information. The restrictions on Consultant’s use of Company’s Proprietary Information shall not apply to knowledge or information that Consultant can prove is part of the public domain through no fault of Consultant. Consultant agrees that such restrictions are fair and reasonable.

(b) Consultant agrees that Company’s Proprietary Information constitutes a unique and valuable asset of Company that Company acquired at great time and expense, and which is secret and confidential and will only be available to or communicated to Consultant in confidence in the course of Consultant’s provision of services to Company. Consultant also agrees that any disclosure or other use of Company’s Proprietary Information other than for Company’s sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to Company and to its subsidiaries, affiliates and divisions. In addition to all other remedies Company may have, it shall have the right to seek and obtain appropriate injunctive and other equitable relief, including emergency relief, to prevent any violations of this Section 8.

(c) Consultant agrees that Company’s employees constitute a valuable asset of Company. Consultant agrees that Consultant shall not, during the Term and for a period of one year thereafter, directly or indirectly, for Consultant or on behalf of any other person or entity, solicit any person who was an employee of or consultant to Company (at any time while Consultant is performing any services for Company, or at any time within twelve months prior to or after such solicitation) for a competing business or otherwise induce or attempt to induce any such persons to terminate their employment or relationship with Company or otherwise to disrupt or interfere, or attempt to disrupt or interfere, with Company’s employment or relationships with such persons. Consultant agrees that any such solicitation, inducement or interference would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to Company. Further, Consultant shall not engage in any other unfair competition with Company. Consultant agrees that such restrictions are fair and reasonable.

(d) Consultant recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

(e) As used in this Agreement, “Company’s Proprietary Information” means any knowledge, trade secrets (including “trade secrets” as defined in Section 3426.1 of the California Civil Code), Invention Ideas, proprietary rights or proprietary information, intangible assets or property, and other intellectual property (whether or not copyrighted or copyrightable or patented or patentable), information and materials (including processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, technology, patents, patent applications and works of authorship), in whatever form, including electronic form, and all goodwill relating or appurtenant thereto, owned or licensed by Company or any of its subsidiaries, affiliates or divisions, or directly or indirectly useful in any aspect of the business of Company or its subsidiaries, affiliates or divisions, whether or not marked as confidential or proprietary and whether developed by Consultant, by Company or its subsidiaries, affiliates or divisions or by others. Without limiting the foregoing, Company’s Proprietary Information includes (a) the names, locations, practices and requirements of any of Company’s customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with Company; (b) confidential or secret development or research work of Company or its subsidiaries, affiliates or divisions, including information concerning any future or proposed services or products; (c) Company’s accounting, cost, revenue and other financial records and documents and the contents thereof; (d) Company’s documents, contracts, agreements, correspondence and other similar business records; (e) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and (f) any other confidential or secret aspect of the business of Company or its subsidiaries, affiliates or divisions.

9. Consultant’s Activities. During the term of the Consulting Agreement, neither Consultant nor any person or entity acting with or on Consultant’s behalf, nor any person or entity under the control of or affiliated with Consultant, shall, directly or indirectly, in any way Compete with the Company. Consultant agrees that, if Consultant has any business to transact on Consultant’s own account that is similar to the business entrusted to Consultant by Company, Consultant shall notify Company and always give preference to Company’s business. Consultant agrees that such restrictions are fair and reasonable. For purposes of this Agreement, “Compete” means doing any of the following: (i) selling products or services to any person or entity that was or is (at any time, including during the Term and the period when the provisions of this paragraph are in effect) a client or customer of Company (or its subsidiaries, affiliates or divisions) or on a list of prospective clients or customers of Company, or calling on, soliciting, taking away or accepting any such person or entity as a client or customer, or any attempt or offer to do any of the foregoing; (ii) entering into, or any attempt or offer to enter into, any business, enterprise or activity that is in any way similar to or otherwise competitive with the business that the Company (or its subsidiaries, affiliates or divisions) conducted at any time during the Term or any time the provisions of this paragraph are in effect, or (iii) directly or indirectly assisting any person or entity to take or attempt or offer to take any of the actions described in the foregoing clauses (i) or (ii).

10. Remedies.

(a) The Consultant agrees that any violation or threatened violation of this Agreement will cause irreparable injury to the Company, entitling the Company to obtain injunctive relief in addition to all legal remedies at its disposal.

(b) In addition to all remedies available hereunder, at law or in equity, if Consultant breaches any provision of Section 8 of this Agreement, Company shall have the right to invoke any and all remedies provided under the California Uniform Trade Secrets Act (California Civil Code §§3426, et seq.) or other statutes or common law remedies of similar effect.

(c) The remedies provided to Company in this Section 10 are cumulative, and not exclusive, of any other remedies that may be available to Company at law or in equity.

11. No License. Nothing in this Agreement is intended to grant any rights to the Consultant under any patent, copyright or other proprietary rights of the Company, nor shall this Agreement grant the Consultant any rights in or to Confidential Information except as expressly set forth herein.

12. Term. This Agreement shall survive the term of the Consulting Agreement and shall continue until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of the Consultant.

13. Miscellaneous. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. This document contains the entire agreement between the parties with respect to the subject matter hereof. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized officers to execute this Agreement as of the date first above written.

BIOLARGO, INC. (“COMPANY”)

By	/s/ Dennis Calvert
Dennis Calvert
Title:	Chief Executive Officer

“CONSULTANT”

/s/ Robert J. Szolomayer

Appendix B

DEFINITION OF ACCREDITED INVESTOR

An “accredited investor” is defined by Rule 501(a) of Regulation D as:

1. Any bank as defined in section 3(a)(2) of the Act whether acting in its individual or fiduciary capacity; insurance company as defined in section 2(13) of the Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000;

2. Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

3. Any organization described in Section 501(c)(3) of the Internal Revenue Code with total assets in excess of $5,000,000;

4. Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

5. Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000;

6. Any natural person who had an individual income in excess of $200,000 in each of the two most recent years and who reasonably expects an income in excess of $200,000 in the current year or joint income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects reaching the same income level in the current year; and

7. Any entity in which all of the equity owners are Accredited Investors under paragraph (a) (1), (2), (3), (4), (6), or (7) of Rule 501.